Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Nordic American Tankers Limited:
We consent to the incorporation by reference in the registration statements (No. 333-187399 and No. 333-187400) on Form F-3 of Nordic American Tankers Limited of our reports dated May 1, 2017, with respect to the consolidated balance sheets of Nordic American Tankers Limited and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of Nordic American Tankers Limited.
Our report dated May 1, 2017, refers to a change in the method of accounting for debt issuance costs.
Our report dated May 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Nordic American Tankers Limited lacked effective controls to ensure the proper application of ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, related to the evaluation and presentation of matters relevant to the Company's ability to continue as a going concern within one year from the date of issuance of the financial statements.

/s/KPMG AS
Oslo, Norway
 May 1, 2017